FOR RELEASE:  Thursday, April 15, 2004

CONTACT:  Douglas Stewart President-CEO
                        Debra Geuy Chief Financial Officer


                 PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES
                    QUARTERLY EARNINGS AND DECLARES DIVIDEND

Sidney, Ohio; (NASD-NMS "PSFC")

Douglas Stewart, President and CEO of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association, announced today the Corporation's third quarter and year to date earnings for the fiscal year ending June 30, 2004 and the declaration of a cash dividend.

Net income for the quarter ended March 31, 2004 was $250,000, or $0.18 basic and diluted earnings per share, compared to $203,000, or $0.15 basic and diluted earnings per share for the same quarter in 2003.

The Corporation earned net income of $736,000, or $0.54 basic and diluted earnings per share for the nine months ended March 31, 2004. This compares to $620,000, or $0.45 basic and diluted earnings per share for the same nine-month period a year ago.

The increase in net income for the three and nine-month periods is primarily due to an increase in net interest income. Net interest income increased $65,000 and $94,000 for the three and nine-month periods ended March 31, 2004. These changes continue to be the result of the low interest rate environment which has provided a larger decrease in interest expense on deposits compared to the decline in interest income on loans.

Assets of the Corporation were $136.8 million at March 31, 2004 with $17.4 million in shareholders' equity.

On April 8, 2004 the Board of Directors declared a dividend of $0.14 per share for record holders as of April 30, 2004. This dividend will be payable on May 14, 2004. At March 31, 2004 the Corporation had 1,432,648 shares outstanding, trading on the NASDAQ market under the symbol "PSFC".

PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES QUARTERLY EARNINGS AND DECLARES DIVIDEND

FOR RELEASE:  April 15, 2004

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     When used in this press release or other public or shareholder communications, in filings by the Corporation with the Securities and Exchange Commission and in oral statements made with the approval of an authorized executive office, the words or phrases "should result," "will likely result," "will enable," "are expected to," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Corporation's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Corporation's market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Corporation wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Corporation wishes to advise readers that the factors listed could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     The Corporation does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.